UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2007

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2007, Dr. Jason P. Rhode was appointed by the Board of Directors of Cirrus Logic, Inc. (the "Company") as President and Chief Executive Officer of the Company. In addition, Dr. Rhode was appointed as a director of the Company to fill an existing vacancy on the Board. Dr. Rhode, age 37, joined the Company in July 1995, and was appointed General Manager, Mixed-Signal Audio product line, in December 2004. Dr. Rhode also served as director of marketing for analog and mixed signal products between November 2002 and November 2004.

In connection with his appointment, the Company’s Compensation Committee approved an increase in Dr. Rhode’s annual base salary to $335,000. In addition, the Compensation Committee approved the grant to Dr. Rhode of an option to purchase up to 325,000 shares of the Company’s common stock under the Company’s 2006 Equity Incentive Plan at fair market value as measured by the closing price on June 6, 2007, the Company’s next regularly scheduled grant date, vesting over four years.

In addition, Mr. Michael L. Hackworth, the Chairman of the Board and, until Dr. Rhode’s appointment, the Acting President and Chief Executive Officer, intends to continue to work for the Company through the end of July 2007. During this period, Mr. Hackworth will support Dr. Rhode in his transition to his new role as President and Chief Executive Officer of the Company. On May 17, 2007, the independent directors approved a salary for Mr. Hackworth during this transition period at an annual rate of $345,600, payable on a bi-weekly basis for the period that he serves in this transitional role.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be "filed" for purposes of the Securities Exchange Act of 1934, as amended.

99.1 Cirrus Logic, Inc. press release dated May 17, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

May 17, 2007	By:	Thurman K. Case

Name: Thurman K. Case
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Cirrus Logic, Inc. press release dated May 17, 2007